Exhibit 10.38

FORM OF LOCK-UP LETTER AGREEMENT

Ladies and Gentlemen:

The undersigned understands that SunFuels, Inc., a Colorado corporation (the “Company”), and Monarch Pointe Fund, Ltd. (“Monarch”), Mercator Momentum Fund, L.P. (“MMF”), Mercator Momentum Fund III, L.P. (“MMF III,” and together with Monarch and MMF, the “MAG Funds”) and certain unaffiliated accredited investors signatories hereto (the “Accredited Investors,” and together with the MAG Funds, the “Purchasers”), and M.A.G. Capital, LLC (“MAG”), propose to enter into a Subscription Agreement (the “Subscription Agreement”) providing for the purchase by the Purchasers of Series A Convertible Preferred Stock and Warrants of the Company.

In consideration of the execution of the Subscription Agreement by the Purchasers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Purchasers, the undersigned will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any such person at any time in the future of) any shares of Common Stock of the Company (“Common Stock”) (including, without limitation, shares of Common Stock that are beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), shares of Common Stock that may be issued upon exercise of any options or warrants and shares of common stock into which shares of Common Stock may be converted or exchanged by merger or otherwise) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) publicly disclose the intention to do any of the foregoing, for a period commencing on the Initial Closing Date (as such term is defined in the Subscription Agreement) and ending on the 90th date after the Registration Statement (as such term is defined in the Subscription Agreement) is declared effective by the SEC (such period, the “Lock-Up Period”). No shares of Common Stock acquired in the open market will be subject to this Lock-up Letter Agreement.

It is understood that, if the Subscription Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the Second Closing Date, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Purchasers will enter into the Subscription Agreement and consummate the transactions contemplated thereby in reliance on this Lock-Up Letter Agreement.

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

[NAME OF STOCK / UNIT HOLDER]

Address:

By:

By:
Name:
Title:

Dated: